EXHIBIT 99.1

N E W S  R E L E A S E

Contact:	Peter D. Brown
Vice President, Treasurer and Investor Relations
Foot Locker, Inc.
(212) 720-4254

NEW YORK, NY, August 17, 2006 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its second quarter ended July 29, 2006.

Second Quarter Results

Net income for the Company’s second quarter ended July 29, 2006 was $0.09 per share, or $14 million, compared to $0.28 per share, or $44 million last year. This year’s results included a non-cash impairment charge of $0.08 per share, or $12 million after-tax, to write-down store long-lived assets at the Company’s European operation, pursuant to SFAS No. 144. The Company’s second quarter income before this non-cash charge was $0.17 per share, or $26 million. Second quarter sales for the period were virtually flat with last year, at $1,303 million this year compared with sales of $1,304 million for the corresponding prior year period. Second quarter comparable-store sales decreased 1.3 percent.

“As we previously reported, our second quarter earnings reflected lower than expected sales in both our domestic and international operations,” stated Matthew D. Serra, Foot Locker, Inc.’s Chairman and Chief Executive Officer. “While the sales and earnings shortfalls were most pronounced at our European stores, sales in our U.S. stores also softened, particularly late in the month of July. In the U.S., we believe this partially reflects a later start than last year to the back-to-school selling season. While our business in Europe remains very profitable in total, we were required to write down the value of certain underperforming assets under the provisions of SFAS No. 144.”

Year-to-Date Results

Year-to-date net income was $0.47 per share, or $73 million, compared to $0.65 per share, or $102 million last year. This year’s income before the non-cash charge recorded in the second quarter was $0.55 per share, or $85 million. Year-to-date sales decreased 0.5 percent to $2,668 million compared with sales of $2,681 million last year. Comparable-store sales decreased 0.4 percent.

Mr. Serra continued, “Given the continuing challenging athletic retail environment in Europe and recent softening sales trends in U.S. markets, we believe it is prudent to take a cautious stand on the outlook for the balance of the year. As a result, we now see earnings per share from continuing operations for the full year of 2006 to be in the range of $1.52 to $1.62 before the non-cash charge ($1.44 to $1.54 after the non-cash charge).”

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Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

Store Base Update

During the second quarter, the Company opened 38 new stores; remodeled/relocated 126 stores and closed 21 stores. At July 29, 2006, the Company operated 3,894 stores in 20 countries in North America, Europe and Australia. In addition, two Company franchised stores were opened in the Middle East, one in Kuwait and another in Saudi Arabia.

Financial Position

The Company ended the second quarter with cash and short-term investments totaling $318 million. Its cash position, net of debt increased by $34 million from the same time last year. After the close of its second quarter, the Company repurchased $22 million of its 8.5 percent bonds, due in 2022, at a discount to face value, in line with its objective to redeploy its cash flow to enhance shareholder value while maintaining a strong financial position.

The Company is hosting a live conference call at 10:00 a.m. (EDT) on Friday, August 18, 2006 to discuss these results and provide guidance with regard to its earnings outlook for the balance of 2006. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. The conference call will be available for webcast replay until 5:00 p.m. on Monday, August 21, 2006.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues and earnings, and other such matters are forward-looking statements. These forward-looking statements are based on many assumptions and factors detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business plans effectively with regard to each of its business units, risks associated with foreign global sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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FOOT LOCKER, INC.
Condensed Consolidated Statements of Operations
(unaudited)
Periods ended July 29, 2006 and July 30, 2005
(In millions, except per share amounts)

	Second Quarter 2006	Second Quarter 2005

Sales	$1,303	$1,304

Cost of sales	942	927
Selling, general and administrative expenses	273	265
Depreciation and amortization	44	41
Impairment charge	17	—
Interest expense, net	1	3
Other expense (income)	1	(3)

	1,278	1,233

Income before income taxes and cumulative effect of accounting change	25	71
Income tax expense	11	27

Income before cumulative effect of accounting change	14	44
Cumulative effect of accounting change, net of income tax	—	—

Net income	$14	$44

Diluted EPS:

Income before cumulative effect of accounting change	$0.09	$0.28
Cumulative effect of accounting change	—	—

Net income	$0.09	$0.28

Weighted-average diluted shares outstanding	156.7	158.3

	Year-To-Date 2006	Year-To-Date 2005

Sales	$2,668	$2,681

Cost of sales	1,888	1,886
Selling, general and administrative expenses	556	548
Depreciation and amortization	87	82
Impairment charge	17	—
Interest expense, net	2	6
Other expense (income)	1	(3)

	2,551	2,519

Income before income taxes and cumulative effect of accounting change	117	162
Income tax expense	45	60

Income before cumulative effect of accounting change	72	102
Cumulative effect of accounting change, net of income tax	1	—

Net income	$73	$102

Diluted EPS:

Income before cumulative effect of accounting change	$0.46	$0.65
Cumulative effect of accounting change	0.01	—

Net income	$0.47	$0.65

Weighted-average diluted shares outstanding	156.7	158.2

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FOOT LOCKER, INC.
Condensed Consolidated Balance Sheets
(unaudited)
(In millions)

	July 29, 2006	July 30, 2005

Assets

CURRENT ASSETS
Cash, cash equivalents and short-term investments	$318	$360
Merchandise inventories	1,477	1,379
Other current assets	156	187

	1,951	1,926

Property and equipment, net	667	695
Deferred tax assets	245	191
Other assets	470	484

	$3,333	$3,296

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES
Accounts payable	$441	$454
Accrued and other liabilities	228	303
Current portion of long-term debt and obligations under capital leases	22	18

	691	775

Long-term debt and obligations under capital leases	250	330
Other liabilities	306	296
SHAREHOLDERS’ EQUITY	2,086	1,895

	$3,333	$3,296

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FOOT LOCKER, INC.
Store and Estimated Square Footage
(unaudited)
(Square footage in thousands)

	July 29, 2006	July 30, 2005	July 31, 2004

Foot Locker U.S.
Number of stores	1,363	1,400	1,435
Gross square footage	5,501	5,690	5,847
Selling square footage	3,241	3,337	3,406

Footaction
Number of stores	365	358	349
Gross square footage	1,721	1,705	1,689
Selling square footage	1,063	1,060	1,050

Lady Foot Locker
Number of stores	550	554	568
Gross square footage	1,229	1,239	1,266
Selling square footage	693	693	705

Kids Foot Locker
Number of stores	325	333	348
Gross square footage	789	804	842
Selling square footage	470	479	501

Champs Sports
Number of stores	559	563	578
Gross square footage	3,063	3,105	3,212
Selling square footage	2,105	2,137	2,206

Foot Locker International
Number of stores	732	718	680
Gross square footage	2,099	2,057	1,950
Selling square footage	1,093	1,091	1,043

Total Athletic Group
Number of stores	3,894	3,926	3,958
Gross square footage	14,402	14,600	14,806
Selling square footage	8,665	8,797	8,911

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